Exhibit 10.13

CHANNEL PARTNER AGREEMENT

This Channel Partner Agreement (“Agreement”), dated and effective as of November 20, 2021 (“Effective Date”), is entered into by and between Greenland Technologies Corp., a corporation organized under the laws of the state of Delaware, USA (“Greenland”), having a business address at 50 Millstone Road, Building 400 Suite 130, East Windsor, NJ 08512, USA and Elive Maroc S.A.R.L. A.U, a company organized under the laws of Morocco having a business address at 56, Bd Moulay Youssef. Etage 3, #14, Casablanca Morocco (“Partner”). Greenland and Partner are collectively referred as Parties.

Recitals

WHEREAS, Greenland is in the business of designing, manufacturing, supplying, and selling electric forklifts products including such in the forms of complete forklift trucks, kits, parts, and components to the end user, channel partner, distributor, dealer, upfitter, and assembler for use, lease, resell, modify, upfit, and assemble;

WHEREAS, Partner wishes to purchase certain Products (see Appendix A) from Greenland and market, sell, distribute, and service the Products in Morocco excluding any countries prohibited under the Law and regulations; and

WHEREAS, Greenland desires to design, manufacture, distribute, and sell the Products to Partner and Partner desires to purchase, market, sell, distribute, and service Products in the region or business sector with its available resources and best efforts.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Greenland and Partner agree as follows:

1.	Authorization and Appointment.

1.1 Greenland hereby authorizes Partner an exclusive right to sell and market Greenland’s Products (as listed in Appendix A) in certain African countries (hereinafter referred to as “Territories”).

1.2 The Channel Partner hereby accept Greenland as its product provider and will use any legal tool and its best effort in sales, research, promotion, advertising, marketing, and technical supporting to promote, distribute, sell, repair, maintain, support, and serve the Products.

2.	Territories.

2.1 Territories given to Partner are as follow:

Morocco

Any changes of the Territory shall be modified and updated in Appendix B, which is an integral part of this Agreement. If the Parties agree to make changes on the territories, this Agreement shall become effective once the Appendix B is signed and stamped by both Parties.

2.2 The Channel Partner hereby accept Greenland as its product provider and will use any legal tool and commercially reasonable effort in sales, research, promotion, advertising, marketing, and technical supporting to promote, distribute, sell, repair, maintain, support, and serve the Products.

3.	Marketing, Sale, After-market Support of Products.

3.1 Product Showroom. Upon Greenland’s approval of the lease, Partner shall set up the showroom within 120 days for the showcase and sale of the Products listed in Appendix A. The Partner is granted use of the Greenland or Greenland Machinery logo in their showroom decoration and product advertising. Greenland will bear fifty percent (50%) of the Product Showroom’s first-year rent. Any Rent Agreement must be reviewed and approved by both Parties before entering. Greenland’s share of the rent will be settled with the Partner on a quarterly basis with payment due within the first two weeks of each quarter.

3.2 The Partner may use product brochures, promotional material, manuals, photos, videos and marketing materials of Greenland to promote, market, sell, distribute, and serve the Products.

3.3 The Partner may create its own marketing and promotional material to market, promote, sell and serve the Products.

3.4 The Partner may use Greenland’s trademarks and logos, or refer to Greenland’s websites, or social media to market, promote, sell, and serve the Products.

3.5 The Partner has right to determine the selling price to market and sell to its customers but shall not below the minimum selling price, which may be set by Greenland.

3.6 Partner will provide its customers after-market supports and maintenance and repair services.

3.7 Partner may attend sales meetings, product announcement, and training seminar as may be scheduled by Greenland from time to time.

4.	Modification and Upfitting Products

4.1 Partner’s Right to Upfit and Modify Products. Partner shall be authorized to upfit or customize the Products for market needs and for various applications. Greenland will make its best effort to give Partner necessary support.

5.	Manufacture, Modify, and Discontinue of Products

5.1 Replacement Parts. Greenland shall use commercially reasonable efforts to make replacement parts and components for the Products available to Partner during the Term and for three (3) years after termination or expiration of the Agreement or for the duration required by applicable Law, whichever lasts longer. To the extent that Greenland plans to discontinue any of such replacement parts and components, Greenland shall provide Partner with written notice ninety (90) days in advance of the time at which the anticipated change will take effect unless such is commercially impracticable by industry requirements or applicable Law.

5.2 Partner Parts Inventory and Reporting. Partner shall maintain at Partner’s expense an inventory of Service Parts adequate to service the Products directly or indirectly sold by Partner and its Dealers. Partner must report field service and spare parts usage semi-annually in writing to Greenland in sufficient detail for Greenland to evaluate if there are issues that need to be addressed in subsequent design and/or production.

5.3 Greenland’s Right to Modify and Discontinue the Products. Greenland shall have the right to: (a) modify any of the Products at any time during the Term and will endeavor to provide Partner for the significant changes with ninety (90) days advance written notice thereof; and (b) discontinue the manufacturing, distribution, marketing, and sale of any of the Products with four (4) months advance written notice to Partner.

6.	Purchase and Purchase Order

6.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term, Partner shall purchase from Greenland, and Greenland shall manufacture, supply, and sell to Partner for resell and distribution.

6.2 Purchase Orders. Partner shall issue to Greenland purchase orders (containing applicable basic purchase order Terms that are consistent with the terms of this Agreement), in written form via e-mail. Greenland will within three (3) days to acknowledge the acceptance and confirm the purchase order via e-mail.

7.	Minimum Annual Purchase Commitment

7.1 Minimum Annual Purchase Commitment

Partner agrees to the minimum Product purchase per Table 1 below:

Table 1

	Agreement Period
	Month 1 - 12 (Year 1)	Month 13 - 24 (Year 2)	Month 25 - 36 (Year 3)	Month 37 - 48 (Year 4)	Month 49 - 60 (Year 5)
Sales target (Pieces)	60	120	Greenland to confirm sales target of this period 6 months before Month 25.	Greenland to confirm sales target of this period 6 months before Month 37.	Greenland to confirm sales target of this period 6 months before Month 49.

7.2 Timeline Agreement Period begins on the first day of the month immediately following the signature date of this agreement.

8.	Product Price

8.1 Price for Products. Greenland will offer Partner with a price below the price for its end customers (except large commercial entity, such as big fleets). Greenland will quote prices to Partner at timely basis. Partner shall purchase the Products from Greenland at the prices mutually agreed. The Prices may be amended as needed to reflect any change in the cost of goods, materials, or components of the Products or incorporation of any ECRs (Engineering Change Requests) as documented in writing by Greenland to Partner.

8.2 Approvals and Pricing for ECRs. Any ECR requested by Partner shall be reviewed and approved by Greenland and requires a non-refundable fee (or NRE) as mutually agreed.

8.3 Currency. Greenland shall quote the price in USD. Partner shall make the payment in USD.

8.4 Product Price Review. In December of each calendar year, the Parties shall discuss the specifications and price for the next year.

8.5 Product Sales Price. Greenland agrees Partner shall have its discretion to decide the sales price in the Territories.

9.	Shipment, Delivery, Acceptance, and Inspection.

9.1 Shipment. Unless otherwise expressly agreed in writing by the Parties, Partner shall select the method of shipment of and the carrier for the Products.

9.2 Shipping Charges, Insurance, and Taxes. Partner shall pay for all shipping charges and insurance costs. In addition, Partner is solely responsible for all Taxes and duties with respect to the Products.

9.3 Packaging and Labeling. Greenland shall properly pack, mark, and ship Products and provide Partner with shipment documentation showing the purchase order number, Greenland’s identification number for the subject Products, the quantity of pieces in shipment, the number of cartons or containers in shipment, Partner’s name, the bill of lading number (as applicable), and the country of origin.

9.4 Delivery. Unless otherwise agreed in writing by the Parties, Greenland shall deliver the Products to Partner according to Partner’s preference.

9.5 Risk of Loss. Risk of loss to Products shipped under any purchase order (including any Damage in Transit) passes to the Partner upon Greenland’s tender of such units to the carrier at the shipment location.

9.6 Inspection of Products. Partner shall have right to inspect at Partner’s expense, or arrange for inspection of, Products prior to shipment. If Parties determine that such Products are Nonconforming Products, then Greenland shall (in its sole discretion) either:

(a) replace such Nonconforming Products with conforming Products; or

(b) refund to Partner such amount paid by Partner to Greenland for such Nonconforming Products.

9.7 Limited Right of Return. Except as provided under this Agreement, Partner has no right to return Products shipped to Partner pursuant to this Agreement.

10.	Payment Terms.

10.1 Payment Terms. Partner shall pay Greenland thirty percent (30%) of the total amount as deposit after Greenland confirmed the purchase order issued by Partner. Greenland shall issue an invoice to Partner for all Products ordered, setting forth in reasonable detail the amounts payable by Partner under this Agreement. Partner shall make the remaining seventy percent (70%) before the time of delivery. Partner must make payment within thirty (30) days after each event. The payment made by Partner to Greenland bank transferred to a bank account designated by Greenland.

10.2 Late Payments. Except for invoiced payments that Partner has successfully disputed, Partner shall pay a Late Payment penalty equal to an annual rate of five percent (5%) of the amount overdue, calculated daily and compounded monthly, beginning with the due date of the late payment.

10.3 No Set-off Right. Partner shall not withhold, offset, recoup, or debit any amounts owed to Greenland or any of its Affiliates.

11.	Line of Credit

11.1 Line of Credit. Greenland will provide the Partner with a revolving line of credit in the amount of $250,000 USD to be used for the purchase of Greenland product.

11.2 Credit Usage. This Line of Credit can only be used for the purchase of Greenland product such as Greenland vehicles and Greenland vehicle parts. It cannot be used to fund any other activities including, but not limited to, marketing, sales expense, labor and shipping.

11.3 Interest. Any outstanding credit amount held by the Partner beyond ninety (90) days will be charged an annual interest rate of ten percent (10%) of the amount due, calculated daily and compounded monthly, beginning with the due date of the credit amount.

11.4 Statements. Greenland will produce and provide to Partner a monthly statement including any outstanding credit amounts and interest charged. Statements will be sent by email per instructions in Section 20.3 – Notices.

12.	Term and Termination.

12.1 Initial Term. The term of this Agreement commences on the Effective Date and continues for a period of five (5) years (“Initial Term”) unless it is terminated earlier pursuant to the terms of this Agreement or applicable Law.

12.2 Renewal Term. Upon expiration of the Initial Term, the term of this Agreement will automatically renew for additional successive one (1) year terms unless either Party provides written Notice of non-renewal at least ninety (90) days prior to the end of the then-current term (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable Law.

12.3 Greenland’s Right to Terminate. Greenland may terminate this Agreement, by providing written Notice to Partner:

(a) if Partner fails to purchase the respective Minimum Annual Purchase Commitment (Section 8) by the end of a twelve (12) month year per the Agreement Period during the Term;

(b) if Partner fails to pay any amount when due and such payment failure is not cured by Partner within sixty (60) days after the payment due date;

(c) if Partner is in material breach of any representation, warranty, or covenant of Partner under this Agreement, and either the breach cannot be cured or, if the breach can be cured, it is not cured by Partner within sixty (60) days after Partner’s receipt of written Notice of such breach;

(d) if Partner (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject;

(e) if without obtaining Greenland’s prior written consent, which will not be unreasonably withheld or delayed, (i) Partner merges or consolidates with or into another Person, or (ii) a change in Control of Partner occurs.

Any termination will be effective on Partner’s receipt of Greenland’s written Notice of termination or such later date set forth in such Notice.

12.4 Partner’s Right to Terminate. Partner may terminate this Agreement, by providing written Notice to Greenland:

(a) if Greenland is in material breach of any representation, warranty, or covenant of Greenland under this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Greenland within sixty (60) days after Greenland’s receipt of written Notice of such breach; or

(b) if Greenland (i) becomes insolvent or is generally unable to pay its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or to any proceeding under any domestic or foreign bankruptcy.

13.	Certain Obligations of Partner.

13.1 Certain Prohibited Acts. Notwithstanding anything to the contrary in this Agreement, neither Partner nor any Partner Personnel shall:

(a) make any representations, warranties, guarantees, indemnities, similar claims, or other commitments for other party;

(b) engage in any unfair, competitive, misleading, or deceptive practices respecting Greenland, Greenland’s Trademarks, or the Products, including any product disparagement; and

13.2 Credit Risk on Resale of the Products to Customers. Partner shall be responsible for all credit and payment risks with respect to its customers or other third parties, whether or not Partner has made full payment to Greenland for such Products.

14. Compliance with Laws. Each Party shall, at all times and at its own expense, comply with all Laws applicable to this Agreement and its performance of its obligations hereunder, including (without limitation):

14.1 The Greenland’s compliance with all Laws applicable to the manufacture and distribution of the Products to Partner

14.2 The Partner shall be compliant with all Laws, industry rules and government regulations applicable to market, promote, distribute, sell and serve the Products and the assembly, creation, production, upfitting, marketing, and sale of the value-added products.

15.	Representations and Warranties.

15.1 Partner’s Representations and Warranties. Partner represents and warrants to Greenland that:

(a) it is a limited liability company, duly organized, validly existing and in good standing under the laws of Morocco;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement. It has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder.

15.2 Greenland’s Representations and Warranties. Greenland represents and warrants to Partner that:

(a) It is a corporation, duly organized, validly existing, and in good standing under the laws of the state of Delaware, USA.

(b) It is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement. It has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder.

15.3 Limited Product Warranty. Greenland warrants to Partner with respect to the Products (“Product Warranty”) that:

(a) Product warranty covers forklift components including the lithium battery for one (1) year.

(b) Any remedial action under the implied warranty is limited to necessary repairs or replacement parts. Greenland does not authorize any person or entity to create any other obligation or liability on its behalf in connection with this Limited Product Warranty. Subject to applicable laws and regulations, Greenland reserves the right to repair or replace parts or use new (including remanufactured) parts at its sole discretion.

15.4 Product Warranty Limitations. The Product Warranty does not apply to:

(a) any Product to the extent Partner or its customer has not complied with the Guides applicable to such Product;

(b) any Product that has been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions, use contrary to any instructions issued by Partner, or improper assembly, modification, or upfit of the Products;

(c) any Product that has been reconstructed, repaired, or altered by any one other than Greenland or its authorized representative;

(d) any Product that has been used with any Third-Party Products, hardware, or product that has not been previously approved in writing by Greenland

(e) any parts for normal wearing and tearing.

15.5 Warranty and Customer Inquiries. Partner shall be responsible for promptly handling and bearing all costs related to response and compliance requirements and consumer inquiries or complaints

15.6 Partner’s Exclusive Remedy for Defective Products. During the Warranty Period, with respect to any allegedly Defective Products:

(a) Partner shall notify Greenland, in writing, of any alleged claim or defect within fifteen (15) days from the date Partner discovers, or upon reasonable inspection should have discovered, such alleged claim or defect;

(b) Partner shall ship, at Partner’s discretion and expense, such allegedly Defective Products to Greenland’s facility designated by Greenland at that time for inspection and testing by Greenland; or, alternatively, Greenland may elect to inspect the alleged defective product where the product is located;

(c) if Greenland's inspection and testing reveal that such Products are Defective, Greenland shall repair or replace such Defective Products; If Greenland’s inspection and testing reveal that such Products are not Defective, Partner has the right to request inspection performed by a mutually agreed-upon third party inspector. The third party inspector will decide whether the product is defective.

(d) Greenland shall ship to Partner, at Greenland's expense and risk of loss, the repaired or replaced Products to the location reasonably designated by Partner.

15.7 Warranty Void if Non-Payment. All Greenland's warranties are void and of no effect with respect to any Product(s) for which Partner is Past Due in accordance with the terms of this Agreement.

16.	Indemnification.

16.1 Mutual Indemnification. Subject to the terms and conditions of this Agreement each Party shall indemnify, defend, and hold harmless the other Party and its representatives against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, all fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, relating to, arising out, or resulting from any third-party Claim or any direct Claim against a Party. Greenland's indemnification of Partner shall include the Products as manufactured and sold by Greenland to Partner, and Partner’s indemnification of Greenland shall include the value-added products as assembled, created, upfitted and produced from the Products, and sold and marketed, by Partner.

16.2 Greenland Intellectual Property Indemnification. Greenland shall indemnify, defend, and hold harmless Partner and its representatives from and against all losses awarded against any Partner Indemnified Party in a final, non-appealable judgment arising out of any Claim of a third party after the Effective Date alleging that any of the Products infringe any Intellectual Property Right of a third party. If the Products, or any part of the Products, becomes subject to a third-party Claim that qualifies for intellectual property indemnification coverage, Greenland shall notify Partner in writing to cease using all or a part of the Products, in which case Partner shall immediately cease all such use of such Products on receipt of Greenland's Notice.

17.	Limitation of Liability.

17.1 No liability for consequential or indirect damage – mutual. In no event shall either party or its representatives be liable for consequential, indirect, incidental, special, exemplary, punitive, or enhanced damages, lost profit or revenues, or diminution in value arising out of or relating to any breach of this Agreement. Regardless of (a) whether such damages were foreseeable, (b) whether or not the other party was advised of the possibility of such damages, and (c) the Law which the claim is based, and notwithstanding the failure of any agreed or other remedy of its essential purpose.

17.2 Maximum liability for Damages – Mutual. In no event shall each party’s aggregate liability arising out of or related to this Agreement, whether arising out of or related or related to breach of contract, tort (including negligence), or otherwise, exceed the total of the amounts paid (and amounts accrued but not yet paid) to Greenland pursuant to this Agreement in the twelve months period preceding the event giving rise to the claim or US$1,000,000, whichever amount is less.

18.	Intellectual Property Rights.

18.1	Greenland's Intellectual Property Ownership. Partner acknowledges and agrees that:

(a) Greenland (or its licensors) will retain all Intellectual Property Rights used to create, embodied in, used in, and otherwise relating to the Products and any of their components and parts;

(b) any and all Greenland's Intellectual Property Rights are the sole and exclusive property of Greenland;

(c) Partner shall not acquire any ownership interest in any of Greenland's Intellectual Property Rights under this Agreement;

(d) any goodwill derived from the use by Partner of Greenland's Intellectual Property Rights inures to the benefit of Greenland;

(e) Partner shall use Greenland's Intellectual Property Rights only in accordance with this Agreement and any instructions, guidelines, or requirements of Greenland; and

18.2 Partner's Intellectual Property Ownership. Greenland acknowledges and agrees that Partner shall own the Partner's Intellectual Property utilized to assemble, create, and produce its value-added products, with all other Intellectual Property Rights (including, without limitation, relating to all parts and components contained and utilized under the differentiating/customizing exterior body design/shroud) owned and retained by Greenland.

19. Tooling. All Greenland provided Tooling used to assemble or upfit the Products is owned by Greenland. Partner has no right, title, or interest in or to any of such Tooling, but Greenland asserts no right, title, or interest in or to any tooling owned and used by Partner to assembly, create, upfit and/or produce its value-added products.

20.	Miscellaneous.

20.1 Relationship of the Parties. The relationship between Greenland and Partner is solely that of vendor and vendee, and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the Parties.

20.2 Entire Agreement. This Agreement (including Appendix) constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

20.3 Notices. All notices and communications under this Agreement (each, a "Notice") must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). All Notices must be delivered by personal delivery, nationally recognized overnight courier, certified or registered mail or by e-mail.

Notice to	50 Millstone Road, Building 400 Suite 130
Greenland:	East Windsor, NJ 08512 USA

E-mail: sales@greenlandmachinery.com
Attention: Raymond Wang, CEO

Notice to Partner:	56, Bd Moulay Youssef. Etage 3, #14
Casablanca, Morocco
E-mail: drisslabadi@gmail.com
Attention: Driss Labadi, CEO

20.4 Interpretation. The Parties acknowledge that this Agreement is drafted and executed in the English language, which shall control, in all respects, the construction and interpretation of this Agreement.

20.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, then such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

20.6 Amendment and Modification. No amendment to or modification of this Agreement shall be effective unless it is in writing and signed by each Party.

20.7 Assignment. Partner may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Greenland.

20.8 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

20.9 No Third-Party Beneficiaries. this Agreement benefits solely the Parties to thisAgreement.

20.10 Dispute Resolution and Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement shall be submitted for negotiation and resolution to the President or CEO of Greenland and the President or CEO of Partner by delivery of written Notice from either of the Parties to the other Party. Such persons shall negotiate in good faith to resolve the Dispute. If the Parties are unable to resolve any Dispute within thirty (30) days after delivery of the applicable Dispute Notice, then either Party may pursue Arbitration. Any dispute, claim shall be determined by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules ("Arbitration"), and each Party hereby expressly consents to any such disputes, claims, or controversies being so resolved by the Court of Chancery per the Delaware Rapid Arbitration Act. Judgment on the award rendered in any such Arbitration may be entered in any court having jurisdiction in accordance with this Agreement. This provision shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction hereunder.

20.11 Governing Law. This Agreement (including all exhibits, schedules, attachments, and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement) are governed by and construed in accordance with, the Laws of The United States of America State of Delaware, without regard to the conflict of laws provisions thereof. The Parties agree that the United Nations Convention on Contracts for the International Sale of Products does not apply to this Agreement.

20.12 Choice of Forum. Each Party irrevocably and unconditionally agrees that it shall not commence any action, litigation, or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement and all contemplated transactions in any forum other than via Arbitration in accordance with this Agreement, Each Party agrees that a final judgment in such Arbitration.

20.13 Waiver of Jury Trial. Each Party s acknowledges and agrees that any controversy that may arise under this Agreement, including any appendix attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, or the transactions contemplated hereby.

20.14 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

20.15 Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the impacted party's reasonable control, including, without limitation, the following force majeure events ("Force Majeure Event(s)"): (a) acts of God; (b) flood, fire, earthquake, and other disasters or catastrophes (such as pandemics), or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; and (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns, or other industrial disturbances; (h) shortage of adequate power or transportation facilities; and (i) other similar events beyond the reasonable control of the Impacted Party. The Impacted Party shall give written Notice within thirty (30) days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party's failure or delay remains uncured for a period of thirty (30) days consecutive days following written notice given by it, either Party may thereafter terminate this Agreement upon thirty (30) days' written notice.

20.16 No Public Announcements. Either party shall not make any statement (whether oral or in writing) in any press release, external advertising, marketing, or promotion materials regarding the other Party, or its business unless it has received the express written consent of the other Party, or

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date(s) noted below.

GREENLAND TECHNOLOGIES CORP.

By:	/s/ Raymond Wang
Name:	Raymond Wang
Title:	CEO
Date:	November 20, 2021

ELIVE MAROC S.A.R.L. A.U

By:	/s/ Driss Labadi
Name:	Driss Labadi
Title:	CEO
Date:

APPENDIX A

PRODUCTS. Partner will be allowed to purchase or represent any product actively being offered for sale by Greenland. This product list includes, but not limited to:

●	GEF-Series Lithium Electric Forklifts

○	GEF-1500

○	GEF-1800

○	GEF-2500

○	GEF-3500

●	GEL-Series Lithium Electric Front Loaders

○	GEL-1800

○	GEL-5000

●	GEX-Series Lithium Electric Excavators

○	GEX-8000

DISCONTINUED PRODUCTS. Partner will not be allowed to purchase any product discontinued by Greenland. Notice will be provided in advance by Greenland to the Partner of any product end of life per Section 5.3. Should the Partner hold in inventory the discontinued product, then Partner will be allowed to sell the held inventory.

APPENDIX B

Territory

Country
Morocco